EXHIBIT 2 page 1 of 1

DISCLOSURE

SECTION X. New Subsidiary Issuances of Securities to Nonaffiliates

As of June 30, 2004

Entergy-Koch, LP disclosure:

  Name of Subsidiary: Entergy-Koch, LP
  Book value of Entergy's investment account in the subsidiary: $1,147,691,637
  Balance sheet account where the investment and the cost of the investment are booked:

  - Investment in subsidiary - $505,201,250
  The amount invested in the subsidiary by Entergy: $505,201,250
  Type of entity: a limited partnership
  Percentage owned by Entergy: 50% through various 100% owned subsidiaries
  Name and percentage of other non-Entergy owners: Koch Energy, Inc.-50%
  Purpose of investment in the subsidiary: to own interest in energy-related businesses
  Amounts and types of securities to be issued by the subsidiary:
  Up to $230 million aggregate principal amount of notes under a 364-Day Credit Agreement with $ 0 issued and outstanding as of June 30, 2004
  Up to $105 million aggregate principal amount of notes under a Five-Year Term Credit Agreement with $ 0 issued and outstanding as of June 30, 2004